EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of OCZ Technology Group, Inc. on Form S-1 of our report dated October 7, 2013 on the consolidated financial statements of OCZ Technology Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the 2012 and 2011 consolidated financial statements to correct misstatements and an explanatory paragraph regarding matters that raise substantial doubt about OCZ Technology Group, Inc.’s ability to continue as a going concern), and our report dated the same date relative to the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of OCZ Technology Group, Inc.’s internal control over financial reporting because of material weaknesses), appearing in the February 28, 2013 Form 10-K of OCZ Technology Group, Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Sacramento, California

October 21, 2013